Exhibit 10.2

Sports and Attraction Area

Sports Facilities and Events Unit

Sporting Events Office

Milan, 1 April 2022 Dear FCD Brera Via Daverio, 7 20122 Milan presidente@breracalcio.it

CONCESSION OF USE OF THE CIVIC ARENA GIANNI BRERA THE AREA DIRECTOR

-	Given the request received on 10/03/2022 of FCD Brera;

-	Having regard to the resolution of G.C. Reg. n. 1881 of 26/09/14 having as its object: “Determination of municipal rates, relating both to sports disciplines practiced in municipally owned sports facilities and to the use of the sports facilities themselves, based on the tariff items and criteria approved by the City Council.”, enforceable in accordance with the law;

GRANTS

At the FCD BRERA - P.I. 09572130962 - the use of the football field of the Civica Arena Gianni Brera, on the days specified below, to allow the holding of two football matches included in the event called “Fenix Trophy”:

Wednesday 6 April	from 20.30 to 22.30	Brera VS United of Manchester Thursday
21 April	from 20.30 to 22.30	Brera VS AKS Zly Warsaw

CONDITIONS

1)	Access to the Facility is allowed one hour before the start of the race

2)	The use of the changing rooms is allowed according to the instructions given by the Prevention and Protection Service of the Municipality of Milan:

Via Marconi, 2 – 20123 Milano

tel. 0288464149

www.comune.milano.it

●	Keep safe distances both between lockers and on benches
●	Wear surgical masks as much as possible
●	Keep the distance of at least 1 meter between one shower and another and use it for the time strictly necessary
●	Do not leave personal clothing in contact with other people’s clothing
●	Avoid air movement as much as possible by using hair dryers, etc.
●	Use the locker room for as long as strictly necessary and avoid gatherings
●	Periodically ventilate the rooms by opening the windows
●	Sanitize the surfaces used with the appropriate liquids
●	Provide for the disposal of waste such as masks etc.

3)	It is strictly forbidden to park vehicles inside the Civica Arena Gianni Brera. Only access to vehicles will be allowed only in case of loading and unloading material; once these operations have been completed, the vehicles must leave the plant. Access is authorized for the vehicle of the Race Director and his assistants, if any, inside the Arena Civica Gianni Brera

4)	For the definition of the organizational details, it is necessary to make prior contact with the Plant Manager - Mr. Gervasi - tel. 335 5785745

5)	The Administration reserves the priority use of the Plant, if higher needs occur

6)	It is strictly forbidden to park vehicles inside the Civica Arena Gianni Brera. Only access to vehicles will be allowed only in case of loading and unloading material; once these operations have been completed, the vehicles must leave the plant

Photographic and cinematographic filming made for educational use or as a souvenir is authorized, subject to written notice to the writer.

The dealer is obliged:

a)	To observe, compulsorily, all the prescriptions contained in the government and regional measures, issued with regard to the containment of the contagion from Covid-19 and those contained in the “Health Protection Protocol”, annexed to this concession

b)	To comply with all the hygiene and safety protocols adopted by the Sports Federations, Sports Promotion Bodies and Sports Disciplines associated with the reference CONI in the field of Covid-19

c)	To prepare and send to the undersigned Area its own implementation / prevention protocol with detailed indications to protect the health of athletes, plant managers and all those who, for any reason, regularly attend sports activities carried out by their Sports Association

d)	To identify and communicate to the undersigned Area a subject trained and familiar with the obligations envisaged to guarantee the health protection conditions provided for by the current health and legal provisions

e)	Upon payment of the total amount of Euro 384.00 (VAT c.) deriving from the application of the tariffs in force.

●	€ 320.00 (VAT c.) – hourly rate after 17.00 for events/shows

The following reductions are applied to these rates:

50% as it has as its purpose social inclusion

20% fundraising

The above amount must be paid, by 5/04/2022, by bank transfer to: Treasury of the Municipality of Milan - Banca Intesa Sanpaolo SPA

IBAN: IT15 V 03069 01783 1000 0030 0001

REASON FOR THE TRANSFER:

CDR96/IVA/ARENA/P.I. 09572130962 /UFF67

The renunciation – for any reason none excluded and not dependent on causes determined by the Civic Administration – of time slots or the expected day of use, will in any case result in the charge of the aforementioned amount.

If the occupation of the plant should extend beyond the hours assigned in this concession, additional charges will be made (plant use tariff).

f)	Maximum respect for schedules

g)	To produce certificates of technical suitability of emergency workers pursuant to D.M. 10.03.98 and emergency procedures

h)	To ensure that the systems of exit routes are constantly free of any material that could hinder the exodus of people and constitute a danger for the spread of a fire

i)	To check before the start of the football match the functionality of the exit route system, the correct functioning of the door frames, as well as the security systems and equipment

j)	To guarantee a suitable security service in order to inhibit the use standing on the first step and / or sitting position on the second step

k)	To ensure that all the doors inserted along the escape routes and not opening by simple push in the direction of the exit are manned and kept in the maximum opening position

l)	To provide an adequate medical service or first aid and Public Safety, according to current regulations

m)	To the insurance of all those present in the Plant, relieving the Municipal Administration in full from any and all civil and criminal liability. The Municipality reserves the right to take action against the Concessionaire if it is called upon by third parties to respond for damages deriving from and/or resulting from this concession

n)	To collaborate with the officials of the Municipal Administration, for the success of the football match and, if necessary, to comply with the provisions given

o)	To acquire, where necessary, administrative authorizations for public entertainment pursuant to art. 68 of the T.U.R.D. 15/6/1931 n. 773, for temporary commercial activities and for the administration of food and beverages from the MCC Service – Sogemi and Weekly Markets discovered – Via Larga, 12, within which the capacity of the Gianni Brera Civic Arena will be established

p)	Not to allow access to the field, changing rooms and parts not accessible to the public, by all unauthorized persons

q)	To ensure that no object is introduced that could damage the Sports Facility and in particular the track and the platforms, on which the presence of cans of drink would also be particularly ruinous, as well as the contents of the same

r)	Not to allow access to the athletics track, except with suitable footwear, or through the use of the planned routes, for the purpose of safeguarding the track and fixed athletics equipment; It must also be activated by the organizer, a service for the collection of the ball on the side lines with people with rubber shoes

s)	To use the municipal structure with all the precautions and precautions to avoid damage of any kind by anyone and will be held responsible for damages of any kind caused. This Administration assumes no responsibility for any damage resulting from theft of abandoned or unattended material in the premises or personal effects left in the changing rooms or elsewhere

t)	To compensate the Municipal Administration for all damages deriving from improper use of the structure including those caused by the public present in the stands. In this case, compensation will be requested for damages detected at the end of the event or in any case in the days immediately following. The economic extent of any damage to the structures of the Municipal Sports Facility, to be compensated to the Civic Administration, will be quantified by the competent Area of the Municipal Technical Office, or will derive from the application of market prices as regards the equipment, sports and not, supplied. Furthermore, the concessionaire is responsible for compensation for the loss of income deriving from the possible unusability of the structure for reasons attributable to the damage caused.

u)	To return by 4/04/2022 by email sabrina.zanoni@comune.milano.it a copy of this concession, duly signed by way of acceptance of the same. In case of non-acceptance within the established terms, the concession will be revoked

In case of non-fulfillment of the obligations, the Administration reserves the right to revoke the concession.

For anything else not expressly contemplated in the concession, reference is made to the laws and regulations in force regarding the concession of assets belonging to the non-disposable heritage of the Municipality.

THE AREA DIRECTOR

Dr. Mario Almasio digitally signed

mario almasio Comune di Milano Direttore di Area 04.04.2022
12:14:40
GMT+00:00

For acceptance

The Official Giovanni Albanese

Pratice covered by:

Sabrina Zanoni: Tel. 02/88464149

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